Exhibit 99.1

Wesco Aircraft Holdings Reports

Fiscal 2019 Third Quarter Results

VALENCIA, Calif., August 9, 2019 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2019 third quarter ended June 30, 2019.

Fiscal 2019 Third Quarter Highlights

•                  Net sales of $442.4 million, up 7.8 percent

•                  Net income of $14.1 million, or $0.14 per diluted share

•                  Adjusted net income(1) of $22.7 million, or $0.23 per diluted share

•                  Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $45.2 million, or 10.2 percent of net sales

•                  Net cash provided by operating activities of $55.7 million

Todd Renehan, chief executive officer, commented, “Robust sales growth continued in the fiscal 2019 third quarter, primarily driven by higher sales under long-term contracts for both chemical and hardware products. This growth reflects continued strong performance in the Americas, which is our largest segment, and was achieved despite a decline in our EMEA region. Cash from operating activities increased significantly in the third quarter, primarily due to further improvements in inventory management and our continued focus on working capital.

“I’m pleased with our Americas performance, where we have continued to grow sales in a healthy market while increasing the pace of operational improvements associated with Wesco 2020. Concerning EMEA, we have taken action and made leadership changes to address its weaker performance. We’re encouraged to see signs of progress in certain leading indicators, including a significant increase in quoting activity and bookings. However, due to long supply chain lead times, we expect that it will take some time for these increased activity levels to translate into improved operating results.”

Renehan continued, “We executed Wesco 2020 footprint optimization initiatives in the third quarter at our most aggressive pace to-date, as we further developed multi-product distribution centers and transferred inventory from older single-product warehouses. As these activities are completed, the associated temporary costs are expected to decline significantly. Based on our continued progress to-date, we remain confident in our ability to achieve our target of at least $30 million in pre-tax run-rate savings from Wesco 2020.”

Fiscal 2019 Third Quarter Consolidated Results

Net sales of $442.4 million in the fiscal 2019 third quarter increased 7.8 percent compared with $410.4 million in the same period last year, of which 2.7 percentage points resulted from sales related to contract liability claims totaling $21.7 million and $10.8 million in the third quarter of fiscal 2019 and 2018, respectively. Sales under long-term contracts increased, led by higher chemical revenue and, to a lesser degree, by hardware. Ad-hoc sales were slightly lower year-over-year, primarily due to a decline in EMEA sales.

Gross profit was $105.9 million in the third quarter of fiscal 2019, compared with $104.2 million in the fiscal 2018 third quarter. The increase in gross profit was principally driven by higher sales volume, partially offset by a decline in gross margin. Gross margin overall reflects a decline in EMEA, as well as lower margins on certain liability claim sales and a higher concentration of pass-through chemical revenue. These negative factors were partially offset by lower net excess and obsolete and other inventory related charges.

Selling, general and administrative (SG&A) expenses totaled $83.4 million in the fiscal 2019 third quarter, an increase of $8.5 million compared with the same period last year. The company incurred more cost to support the increase in sales volume, as well as a heavier phase of Wesco 2020 execution. SG&A expenses in the fiscal 2019 third quarter included temporary costs of $10.6 million related to Wesco 2020, compared with $7.5 million in the same period last year.

SG&A expenses were 18.8 percent of net sales in the fiscal 2019 third quarter, compared with 18.3 percent in the same period last year. Excluding temporary Wesco 2020 costs noted above, SG&A expenses as a percent of net sales were approximately 16.4 percent in the fiscal 2019 third quarter, consistent with the same period last year.

Income from operations totaled $22.5 million, or 5.1 percent of net sales, in the fiscal 2019 third quarter, compared with $29.3 million, or 7.1 percent of net sales, in the same period last year. The decline in income from operations primarily reflects higher SG&A expenses, partially offset by higher gross profit.

Income tax benefit of $7.4 million in the fiscal 2019 third quarter primarily was due to a $9.2 million reversal of the one-time tax imposed on accumulated earnings and profits of foreign operations associated with enactment of the Tax Cuts and Jobs Act in fiscal 2018. The reversal primarily was driven by higher utilization of foreign tax credits against the company’s U.S. tax liability.

The company assessed the fair value of its equity method investment in a chemicals joint venture in China. The assessment determined that the estimated fair value of the joint venture was less than its carrying value, reflecting reduced sales and earnings and resulting in a pre-tax non-cash impairment charge of $3.0 million ($2.3 million net of income tax benefit) in the third quarter of fiscal 2019.

Net income was $14.1 million, or $0.14 per diluted share, in the fiscal 2019 third quarter. Net income in the fiscal 2018 third quarter was $10.8 million, or $0.11 per diluted share.

Adjusted net income(1) in the fiscal 2019 third quarter was $22.7 million, or $0.23 per diluted share, compared with $20.1 million, or $0.20 per diluted share, in the same period last year.

Adjusted EBITDA(1) in the fiscal 2019 third quarter was $45.2 million, compared with $44.5 million in the same period last year. Adjusted EBITDA margin(1) was 10.2 percent, compared with 10.8 percent in the same period last year.

Adjustments to arrive at adjusted net income(1) and adjusted EBITDA(1) include special items, among other things. In the third quarter of fiscal 2019, special items totaled $19.1 million and consisted of consulting fees of $5.8 million, inventory adjustments of $5.2 million and other costs of $5.1 million associated with the company’s Wesco 2020 initiative, as well as the impairment charge discussed above. In the third quarter of fiscal 2018, special items totaled $7.6 million and consisted primarily of consulting fees of $5.6 million and other costs of $1.9 million associated with Wesco 2020.

Net cash provided by operating activities totaled $55.7 million in the fiscal 2019 third quarter, an increase of $38.9 million compared with $16.8 million in the same period last year. The increase primarily reflects lower inventory purchases and net changes in other working capital items, most notably accounts receivable and accounts payable, that reflect better management of business growth and timing.

Free cash flow(1) was $47.2 million in the fiscal 2019 third quarter, an increase of $31.5 million compared with $15.7 million in the same period last year.

Fiscal 2019 Outlook

The company continues to expect net sales in fiscal 2019 to increase at a mid-to-high single-digit percentage rate compared with fiscal 2018. The company also continues to expect higher sales volume and Wesco 2020 benefits to drive a high-single-digit percentage increase in adjusted EBITDA in fiscal 2019.

Conference Call

In light of the previously announced merger agreement pursuant to which the company is to be acquired by an affiliate of Platinum Equity Advisors LLC (the “Merger Agreement”), the earnings conference call scheduled for today, Friday, August 9, 2019, at 5:30 a.m. PDT (8:30 a.m. EDT) will no longer take place. For more information about the Merger Agreement, please see the press release filed as Exhibit 99.1 to the company’s Current Report on Form 8-K filed earlier today, which can also be found on the company’s Investor Relations website at http://ir.wescoair.com.

About Wesco Aircraft

Wesco Aircraft is one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemicals and electronic components and comprised of more than 550,000 active SKUs.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Footnotes

(1) Non-GAAP financial measure — see the tables following this press release for reconciliations of GAAP to non-GAAP results.

Non-GAAP Financial Information

Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred debt issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.

Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.

Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.

Free cash flow represents net cash used in operating activities less purchases of property and equipment.

Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Additional Information About the Acquisition and Where to Find It

This communication contains information regarding the proposed merger (the “Merger”) of Wesco Aircraft Holdings, Inc., a Delaware corporation (“Wesco Aircraft”), and Wolverine Merger Corporation, a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of Wolverine Intermediate Holding II Corporation, a Delaware corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 8, 2019, by and among Wesco Aircraft, Parent and Merger Sub (the “Merger Agreement”).

Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Platinum Equity Advisors, LLC. A special meeting of the stockholders of Wesco Aircraft will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Wesco Aircraft expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed Merger between Wesco Aircraft and Merger Sub. The definitive proxy statement will be sent or given to the stockholders of Wesco Aircraft and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF WESCO AIRCRAFT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY

WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WESCO AIRCRAFT, PARENT, MERGER SUB AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Wesco Aircraft with the SEC at the SEC’s website at www.sec.gov, at Wesco Aircraft’s website at www.wescoair.com or by sending a written request to Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, California 91355, Attention: Executive Vice President, Chief Legal and Human Resources Officer.

Participants in the Solicitation

Wesco Aircraft and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Wesco Aircraft’s stockholders in connection with the Merger will be set forth in Wesco Aircraft’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the Merger. Information relating to the foregoing can also be found in Wesco Aircraft’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on December 14, 2018. To the extent that holdings of Wesco Aircraft’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “ability,” “address,” “begin,” “complete,” “continue,” “develop,” “drive,” “execute,” “expect,” “grow,” “improve,” “indicator,” “initiative,” “may,” “outlook,” “progress,” “recovery,” “target,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the company’s inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; the risk that the Merger Agreement may be terminated in circumstances requiring the company to pay a termination fee of approximately $39 million; the risk that the Merger disrupts the company’s current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Merger on the company’s ability to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; the effect of the announcement of the Merger on the company’s operating results and business generally; the amount of costs, fees and expenses related to the Merger; the risk that the company’s stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the company and others; general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost, while also meeting the company’s customers’ quality standards; the company’s ability to maintain effective information technology systems and effectively implement its new warehouse management system; the company’s ability to successfully execute and realize the expected financial benefits from its “Wesco 2020” initiative; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; changes in trade policies; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. income tax law; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net sales	$442,374	$410,359	$1,264,159	$1,163,633
Cost of sales	336,504	306,162	951,200	859,277
Gross profit	105,870	104,197	312,959	304,356
Selling, general and administrative expenses	83,368	74,869	238,539	217,260
Income from operations	22,502	29,328	74,420	87,096
Interest expense, net	(12,878)	(12,717)	(38,180)	(36,520)
Other (expense) income, net	(630)	239	(1,161)	391
Income before income taxes and equity method investment impairment charge	8,994	16,850	35,079	50,967
Benefit (provision) for income taxes	7,377	(6,096)	(405)	(25,587)
Income before equity method investment impairment charge	16,371	10,754	34,674	25,380
Equity method investment impairment charge, net of income taxes	(2,257)	—	(2,257)	—
Net income	$14,114	$10,754	$32,417	$25,380

Net income per share:
Basic	$0.14	$0.11	$0.33	$0.26
Diluted	$0.14	$0.11	$0.32	$0.26
Weighted average shares outstanding:
Basic	99,647,188	99,180,632	99,586,122	99,137,710
Diluted	100,205,475	99,739,217	100,029,458	99,396,613

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	June 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$45,418	$46,222
Accounts receivable, net	333,446	283,775
Inventories	879,565	884,212
Prepaid expenses and other current assets	18,110	15,291
Income taxes receivable	2,602	2,017
Total current assets	1,279,141	1,231,517
Long-term assets	557,042	557,959
Total assets	$1,836,183	$1,789,476
Liabilities and Stockholders’ Equity
Accounts payable	$216,400	$180,494
Accrued expenses and other current liabilities	52,569	42,767
Income taxes payable	4,111	2,295
Capital lease obligations, current portion	1,877	2,205
Short-term borrowings and current portion of long-term debt	58,000	74,000
Total current liabilities	332,957	301,761
Capital lease obligations, less current portion	1,475	2,329
Long-term debt, less current portion	759,712	771,777
Deferred income taxes	3,507	2,803
Other liabilities	12,440	18,337
Total liabilities	1,110,091	1,097,007
Total stockholders’ equity	726,092	692,469
Total liabilities and stockholders’ equity	$1,836,183	$1,789,476

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$32,417	$25,380
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	21,327	21,909
Amortization of deferred debt issuance costs	3,914	4,300
Stock-based compensation expense	7,418	6,286
Net inventory provision	(1,555)	10,976
Equity method investment impairment charge	2,966	—
Deferred income taxes	(24)	523
Other non-cash items	(324)	(175)
Subtotal	66,139	69,199
Changes in assets and liabilities
Accounts receivable	(50,321)	(47,008)
Inventories	6,219	(76,884)
Other current and long-term assets	(7,058)	2,603
Accounts payable	33,400	9,122
Other current and long-term liabilities	935	23,903
Net cash provided by (used in) operating activities	49,314	(19,065)
Cash flows from investing activities
Purchase of property and equipment	(16,481)	(4,009)
Net cash used in investing activities	(16,481)	(4,009)
Cash flows from financing activities
Proceeds from short-term borrowings	57,000	67,500
Repayment of short-term borrowings	(73,000)	(41,000)
Repayment of borrowings and capital lease obligations	(17,094)	(17,207)
Debt issuance costs	—	(1,900)
Net cash paid for activities related to stock-based incentive plans	(405)	(63)
Net cash (used in) provided by financing activities	(33,499)	7,330
Effect of foreign currency exchange rate on cash and cash equivalents	(138)	(293)
Net decrease in cash and cash equivalents	(804)	(16,037)
Cash and cash equivalents, beginning of period	46,222	61,625
Cash and cash equivalents, end of period	$45,418	$45,588

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information - Adjusted Net Income and

Adjusted Earnings Per Share (UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Adjusted Net Income
Net income	$14,114	$10,754	$32,417	$25,380
Amortization of intangible assets	3,732	3,714	11,197	11,141
Amortization of deferred debt issuance costs	1,306	1,389	3,915	4,300
Special items (1)	19,122	7,574	37,337	15,079
Adjustments for tax effect (2)	(15,543)	(3,283)	(22,361)	918
Adjusted net income	$22,731	$20,148	$62,505	$56,818

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,647,188	99,180,632	99,586,122	99,137,710
Adjusted net income per basic share	$0.23	$0.20	$0.63	$0.57

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	100,205,475	99,739,217	100,029,458	99,396,613
Adjusted net income per diluted share	$0.23	$0.20	$0.62	$0.57

(1)              Special items in the third quarter of fiscal 2019 consisted of consulting fees of $5.8 million, inventory adjustments of $5.2 million and other costs of $5.1 million associated with the company’s Wesco 2020 initiative, as well as an equity method investment impairment charge of $3.0 million. Special items in the third quarter of fiscal 2018 consisted primarily of consulting fees of $5.6 million and other costs of $1.9 million associated with Wesco 2020.

Special items in the year-to-date period of fiscal 2019 consisted primarily of consulting fees of $13.5 million, inventory adjustments of $5.2 million and other costs of $15.2 million associated with Wesco 2020, as well as an equity method investment impairment charge of $3.0 million. Special items in the year-to-date period of fiscal 2018 consisted primarily of consulting fees of $11.4 million and other costs of $1.9 million associated with Wesco 2020, as well as the settlement of litigation and related fees of $1.3 million.

(2)              The adjustment for tax effect in the third quarter and year-to-date period of fiscal 2019 included a reversal of $9.2 million to the transition tax on unremitted foreign earnings recorded in fiscal 2018 under the Tax Cuts and Jobs Act. The tax provision for the transition tax previously recorded is included in the adjustment for tax effect in the year-to-date period of fiscal 2018.

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018

EBITDA and Adjusted EBITDA
Net income	$14,114	$10,754	$32,417	$25,380
(Benefit) provision for income taxes (1)	(8,086)	6,096	(304)	25,587
Interest expense, net	12,878	12,717	38,180	36,520
Depreciation and amortization	7,162	7,368	21,327	21,909
EBITDA	26,068	36,935	91,620	109,396
Special items (2)	19,122	7,574	37,337	15,079
Adjusted EBITDA	$45,190	$44,509	$128,957	$124,475

Adjusted EBITDA margin	10.2%	10.8%	10.2%	10.7%

(1)              (Benefit) provision for income taxes in the third quarter and fiscal year-to-date period of fiscal 2019 was adjusted to include the tax benefit of $0.7 million for the $3.0 million equity method investment impairment charge discussed in footnote 2 below.

(2)              Special items in the third quarter of fiscal 2019 consisted of consulting fees of $5.8 million, inventory adjustments of $5.2 million and other costs of $5.1 million associated with the company’s Wesco 2020 initiative, as well as an equity method investment impairment charge of $3.0 million. Special items in the third quarter of fiscal 2018 consisted primarily of consulting fees of $5.6 million and other costs of $1.9 million associated with Wesco 2020.

Special items in the year-to-date period of fiscal 2019 consisted primarily of consulting fees of $13.5 million,  inventory adjustments of $5.2 million and other costs of $15.2 million associated with Wesco 2020, as well as an equity method investment impairment charge of $3.0 million. Special items in the year-to-date period of fiscal 2018 consisted primarily of consulting fees of $11.4 million and other costs of $1.9 million associated with Wesco 2020, as well as the settlement of litigation and related fees of $1.3 million.

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Increase
	2019	2018	(Decrease)

Net cash provided by operating activities	$55,715	$16,844	$38,871
Purchase of property and equipment	(8,485)	(1,100)	(7,385)
Free cash flow	$47,230	$15,744	$31,486

	Nine Months Ended June 30,		Increase
	2019	2018	(Decrease)

Net cash provided by (used in) operating activities	$49,314	$(19,065)	$68,379
Purchase of property and equipment	(16,481)	(4,009)	(12,472)
Free cash flow	$32,833	$(23,074)	$55,907